Share Sale Agreement

Dolphin Advanced Technologies Pty Limited ACN 007 081 996

as Seller

Mario Renzo Turcarelli

as Buyer

in respect of

Dolphin Products Pty Limited ABN 54 004 241 945

Dolphin Products Limited (Hong Kong) Registration number 1845713 gadens lawyers

Level 25, Bourke Place

600 Bourke Street

MELBOURNE 3000

T	+61 3 9252 2555
F	+61 3 9252 2500

Ref:	RJP:CWS: 21214152

Contents

1.	Definitions and interpretation	2

2.	Conditions	12

3.	Sale and purchase	13

4.	Purchase Price	13

5.	Pre-completion dividend	13

6.	Completion	15

7.	Non-Compliance with Completion Obligations	15

8.	Obligations on or prior to Completion	15

9.	Post Completion Obligations	17

10.	Seller Warranties	23

11.	Qualifications and limitations on Claims	23

12.	Procedures for dealing with Claims	28

13.	Buyer Warranties	31

14.	Confidentiality and publicity	32

15.	Guarantee from the Buyer	34

16.	Guarantee from Dolphin Products	35

17.	Restrictive covenant of Buyer	36

18.	Restrictive covenant of Seller	37

19.	Dispute Resolution	38

20.	Default interest	39

21.	GST	39

22.	General provisions	39

Schedule 1 - Shares		42

Schedule 2 – Company		43

Schedule 3 - Completion Information		44

Schedule 4 – Seller Warranties		45

Schedule 5 – Buyer Warranties	49

Schedule 6 – Intellectual Property rights	50

Schedule 7 – Gaming Assets (Plant and Equipment only)	51

Schedule 8 – Addresses for service of notices	54

Annexure A – Asset Sale Agreement – Gaming Business and Assets	55

Annexure B – Licence Agreement	56

ii

Share Sale Agreement

Dated	February 2013

Parties

1.	Dolphin Advanced Technologies Pty Limited ACN 007 081 996 of 600 Waterdale Road, Heidelberg West, Victoria 3081 (Seller);

2.	Mario Renzo Turcarelli and/or nominee of 9 Newbridge Close, Dingley, Victoria, 3172 (Buyer);

3.	Dolphin Products Pty Limited ABN 54 004 241 945 of 600 Waterdale Road, Heidelberg West, Victoria, 3081 (Company), other information of it is set forth in Schedule 2; and

4.	Dolphin Products Limited (Hong Kong) Registration number 1845713 of Unit C1, Ground Floor, Koon Wah Building, No.2 Yuen Shun Circuit, Yeun Chau Kok, Shatin, New Territories, Hong Kong (Dolphin Products).

Background

A.	The Seller is the registered holder and beneficial owner of the Shares.

B.	Mario Turcarelli has been employed by the Company as the General Manager of the Company since 1 March 2010 and he remains in such position as of the date of this agreement.

C.	The Seller has agreed to sell and the Buyer has agreed to purchase the Shares on the terms and conditions set out in this agreement.

D.	As a pre-condition of the sale of the Shares under this agreement, the Company must sell the Gaming Assets and the Gaming Business to Dolphin Products. The parties have agreed that the Buyer will provide Dolphin Products with assistance in respect of the Gaming Assets and the Gaming Business on the terms set out in this agreement. Dolphin Products is a party to this agreement to give effect to clause 9.6 and/or such other provisions where its name is expressly mentioned herein and to guarantee the obligations of the Seller under this agreement.

E.	The parties enter into this agreement to give effect to their common intentions.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this agreement unless the context otherwise requires:

Account Settlement Date has the meaning given to that term in clause 9.4(a);

Accounting Standards means the accounting standards issued by the Australian Accounting Standards Board and, where not inconsistent with those, accounting standards and the Corporations Act, generally accepted accounting principles and practices applied in Australia for a company similar to the Company;

Accounts means the audited consolidated balance sheet of the Company as at the Accounts Date and the audited consolidated profit and loss statement of the Company for the financial year ending on the Accounts Date;

Accounts Date means 30 June 2012;

Action means an action, dispute, Claim (including under an insurance policy), Demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution;

ASIC means the Australian Securities and Investments Commission;

Assets means all assets of the Company excluding the Gaming Assets and the Holden Mould Sale Price;

Associate has the meaning given to that term by sections 10 to 17 of the Corporations Act;

Bank means National Australia Bank Limited;

Bank Guarantee means the guarantees issued by the Bank in favour of the landlord of the Leases for guaranteeing, inter alia, the due performance of the Company’s obligations under the Leases;

Bank Guarantee Account means the term deposit account nos. 19-963-5272 and 19-963-5176 opened in the name of the Company with the Bank for, inter alia, procuring the issuance of the Bank Guarantee;

Bank Guarantee Deposit has the meaning given to that term in clause 9.1(a).

Business means the production and supply of automotive parts and other products (other than gaming chips and plaques and/or any products for use in casino concourses) business carried on by the Company as at the date of this agreement, but does not include the Gaming Business and the Gaming Assets which are to be sold in accordance with the Condition;

Business Day means a day that is not a Saturday, Sunday or public holiday in Melbourne;

Buyer Warranties means each of the representations and warranties made by the Buyer as set out in Schedule 5;

Cash Balance means the aggregate of all cash amounts owned by the Company (whether in the possession of the Company and/or deposit with any bank or financial institution (other than the Bank Guarantee Deposit) at the time of Completion;

Committed Payments means the aggregate of:

(a)	all accounts payables of the Company at the time of Completion; and

(b)	all amounts that the Company has committed to pay or repay to any third party pursuant to valid and legally binding agreements, orders or documents (whether related to the Business or Gaming Business or not) and in respect of which delivery of the relevant goods or performance of relevant services for or in connection with the Business to the Company have been completed at or before the time of Completion;

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(c)	the costs to be incurred by the Company under clauses 6.2, 6.3, 8.1 and 16 of the Gaming Business and Asset Sale Agreement:

(i)       on or after the time of Completion; or

(i)       prior to the time of Completion but remain unpaid as at Completion,

but excludes the Shareholders Loan;

Committed Receipts means the aggregate of all accounts receivables of the Company and all product sale prices and/or payments that the Company has a right to Claim as a result of Finished Goods manufactured and produced and/or services performed pursuant to valid and legally binding agreements, orders or documents (whether related to the Business or Gaming Business) at the time of Completion and, for the avoidance of doubt and without limitation, includes the amount (if any) payable by the Company to the Seller under clause 9.4(b);

Claim includes a claim, notice, Demand, action, proceeding, litigation, investigation, judgment, Loss, cost, expense or liability however arising whether present or future;

Completion means completion of the sale and purchase of the Shares contemplated by this agreement, being the time at which the parties complete their respective obligations under clause 6

Completion Date means, subject to clause 7(c), 28 March 2013 or such other date as the parties may agree in writing.

Condition means the condition set out in clause 2.1.

Condition Satisfaction Date means the Completion Date or such other date as the Seller and the Buyer agree in writing;

Confidential Information means information of any kind, howsoever disclosed, whether before or after the date of this agreement, and whether or not recorded in tangible form:

(a)	relating to the Business, the Gaming Business, the Company, the Seller or the Buyer or any of their respective Associates, or the terms or existence of this agreement; and

(b)	disclosed by either party to the other (or their respective Representatives) on the basis that such information is confidential; or

(c)	which comes to the knowledge of the other party by any other means and which might reasonably be expected by either party to be confidential in nature,

including (without limitation) any know-how, trade secrets, technical processes or materials, ideas, concepts, formats, graphics, drawings, computer or electronic software or hardware, any other Intellectual Property, negotiations, contractual arrangements, financial details, business, financial and strategic plans or studies, market and customer information, compilations, studies, product, development or production information, service information, advertising materials, promotional literature, marketing strategy, research, specifications, technical materials, correspondence, file notes, analyses and communications;

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Controller means an administrator, receiver, receiver and manager, trustee, provisional liquidator, liquidator, or any other person holding or appointed to a similar office or acting or purporting to act in a similar manner whether under any statute, the order or authority of any court or other Governmental Agency, an Encumbrance or otherwise;

Corporations Act means the Corporations Act 2001 (Cth);

Default Interest means default interest calculated at the Default Interest Rate;

Default Interest Rate means the prevailing 90 day Australian Reserve Bank bank bill swap rate plus 3%, per annum;

Defaulting Party has the meaning given to that term in clause 7;

Demand means a written notice of, or demand for, an amount payable;

Discloser has the meaning given to that in clause 14.2(a)(iv);

Disclosure Material means any information about the Company, its Assets, Business, Gaming Assets, or Gaming Business provided to or known by the Buyer or its Representatives, whether by the Seller or any company or their Representatives or as a result of the Buyer’s employment or engagement in the Company prior to the execution of this agreement;

Disputing Action means in respect of a Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action;

Due Diligence means the enquiries and investigations into the Company and its Assets and Business carried out by the Buyer and its Representatives;

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax;

Employee Entitlements means in relation to each Employee, the aggregate of all unpaid amounts and benefits to which that Employee is entitled as at the Termination Date under any contract of employment, law, the Australian Fair Pay and Conditions Standard Award, agreement or documentation relating to terms and conditions of employment in respect of:

(a)	remuneration, wages, salaries and other emoluments relating to services rendered to the Company by that Employee prior to the Termination Date;

(b)	leave entitlements (including annual leave and long service leave) accrued in respect of the Employee for the period of the Employee's service (or deemed service) with the Company prior to the Termination Date which accrual, in the case of long service leave, refers to any accruing entitlement whether or not vested in respect of service; and

(c)	any redundancy payment arising from the termination of the Employee's employment under this agreement.

Employees means all of the persons employed by the Company immediately prior to the Termination Date;

Encumbrance means an interest or power:

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(a)	reserved in or over an interest in any asset including any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above.

‘engage in’ means, for the purpose of Clauses 0and 18, to participate, assist or otherwise be directly or indirectly involved as a member, shareholder, unit holder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Factory Lease means the lease dated 20 August 1999 entered into by the Company (as lessee) pertaining to the premises known as 600 Waterdale Road, Heidelberg West, Victoria, the current term of which will expire on 16 December 2013;

Finished Goods means all goods of the Company that have completed the manufacturing process but have not yet been packaged, sold or delivered to the customers;

Gaming Assets means those assets of the Company that are used for or related to the Gaming Business and include (a) plant and equipment, mould tooling and technology know-how; (b) Finished Goods, raw materials (including Radio Frequency Identification Device (RFID) inventory) and work-in-progress as of the Completion Date; and (c) all outstanding orders as of the Completion Date. The list of the relevant plant and equipment is contained in Schedule 7;

Gaming Business means the business of production, marketing, sale and distribution of gaming chips and plaques and/or any gaming equipment or products for use in casino concourses of the Company to be sold in accordance with condition precedent 2;

Gaming Business and Assets Sale Agreement means the agreement in the form set out in Annexure A to be entered into by the Company and Dolphin Products under clause 2.1.

Governmental Agency means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

GST means any tax, levy, charge or impost implemented under the GST Act or an Act of the Parliament of the Commonwealth of Australia substantially in the form of, or which has a similar effect to, the GST Act;

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth) (GST Act), as amended from time to time;

GST Amount has the meaning given to that term in clause 21.1(a);

Guarantor means Mario Renzo Turcarelli following the exercise of any nomination pursuant to clause 15;

Holden Mould Sale Price means the sale price of approximately $1,059,040, for production of certain mould tooling by the Company for GM Holden Ltd (Holden Mould). It is expected that the Holden Mould will be delivered and billed on or after the Completion Date and accordingly, the Company will only receive the Holden Mould Sale Price after the Completion Date;

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Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee;

Incoming Officers means the persons listed under the headings “Directors to be appointed” and “Secretaries to be appointed” for the Company in Schedule 3;

Intellectual Property means any intellectual industrial or commercial property, including:

(a)	any patent, trade mark, service mark or design;

(b)	any copyright;

(c)	any utility model, eligible layout right or plant variety right;

(d)	any business, trade or commercial name or designation, brand name, logo, symbol, source indication or origin appellation;

(e)	any Confidential Information;

(f)	any other industrial, commercial or extractive right derived from intellectual knowledge or activity of any industrial, scientific, literary or artistic nature or description;

(g)	any legal action relating to any previous item;

(h)	any trademarks and logos (including application thereof) (Trademarks) listed in Schedule 6;

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(i)	any licence or other right to use or grant the user, or to become the registered proprietor or user of, any previous item; and

(j)	any agreement of title, letters patent, deed of grant or other agreement or agreement relating to any previous item,

whether registered or unregistered or recorded or unrecorded, stored or incorporated in any medium of any nature or description;

ITAA 97 means the Income Tax Assessment Act 1997 (Cth), as amended from time to time;

Law includes:

(a)	any law, regulation, authorisation, ruling, judgment, order or decree of any Governmental Agency; and

(b)	any statute, regulation, proclamation, ordinance or by-law in:

(i)	Australia; or

(ii)	any other jurisdiction;

Leases means the Warehouse Lease and the Factory Lease.

Licence Agreement means the licence agreement between the Seller, the Company and Elixir Gaming Technologies (Hong Kong) Limited in the form contained in Annexure B;

Loss means loss, liability, damage, cost, charge and expense and includes Tax, Duty and Tax Costs;

Non-Defaulting Party has the meaning given to that term in clause 7;

Ordinary Course of Business means continued trading activity of the Business or such other actions or activities to maintain or operate the Business consistent with the current method of conducting the Business;

PPSA means the Personal Property Securities Act 2009 (Cth);

Purchase Price means $350,000;

Recipient has the meaning given to that term in clause 14.2(a);

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before on or after the date of this agreement, belonging or relating to or used by the Company for the Business and/or the Gaming Business including certificates of registration, minute books, statutory records and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

Recovered Sum means the amount recovered by the Buyer under clause 11.12;

Relevant Period has the meaning given to that term in clause 9.2(a);

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Representatives means a party's directors, officers, agents, employees or professional advisers;

Restraint Business Area means

(a)	Australia, Canada, Thailand, Poland, Spain, Germany, China (other than Hong Kong, Macau and Taiwan), Chile, India, Malaysia and New Zealand, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(b)	Australia, Thailand, China (other than Hong Kong, Macau and Taiwan), India, Malaysia and New Zealand, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(c)	Australia, Malaysia and New Zealand, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(d)	Australia and New Zealand.

Restraint Gaming Business Area means:

(a)	Australia, Macau, Singapore, the Philippines, Cambodia, Laos, Vietnam, South Korea, and Japan, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(b)	Australia, Macau, Singapore, the Philippines and Cambodia, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(c)	Australia, Macau, Singapore and the Philippines, but if that restraint area is determined unenforceable by a court of competent jurisdiction; then

(d)	Australia and Macau.

Restraint Period means each of the periods starting on the Completion Date and ending:

(a)	on the date that is 5 years after the Completion Date, but if that restraint period is determined unenforceable by a court of competent jurisdiction; then

(b)	on the date that is 4 years after the Completion Date, but if that restraint period is determined unenforceable by a court of competent jurisdiction; then

(c)	on the date that is 3 years after the Completion Date, but if that restraint period is determined unenforceable by a court of competent jurisdiction; then

(d)	on the date that is 2 years after the Completion Date, but if that restraint period is determined unenforceable by a court of competent jurisdiction; then

(e)	on the date that is 1 year after the Completion Date.

Retiring Officers means those persons listed under the headings “Directors to resign” and Secretaries to resign” for the Company in Schedule 3;

security interest has the meaning given to that term in the PPSA;

Seller’s Group Companies means the Seller and its holding company, Entertainment Gaming Asia Inc. and any subsidiaries of such holding company.

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Seller Warranties means each of the representations and warranties made by the Seller as set out in Schedule 4;

Shares means the entire issued share capital of the Company as set out in Schedule 1;

Shareholders Loan means the amount of approximately $6.7 million owed by the Company to the Seller or the Seller’s Group Companies as of the date hereof and any further amount that may from time to time be lent by the Seller or any of the Seller’s Group Companies to the Company for purposes of maintaining its Ordinary Course of Business up to the time of Completion and/or fulfilling any of the Seller’s payment obligations hereunder;

Tax means any tax, levy, charge, impost, fee, deduction, GST, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty;

Tax Act means Income Tax Assessment Act 1997 (Cth) and the Income Tax Assessment Act 1936 (Cth), as amended from time to time;

Tax Authority means any Governmental Agency responsible for Tax;

Tax Claim means an assessment notice (including a notice of adjustment of a loss claimed by the Company in a manner adversely affecting the Business), Demand or other document issued or action taken by or on behalf of a Tax Authority, whether before or after the date of this agreement, which relates to the period ending on the Completion Date or any previous financial year as a result of which the Company is liable to make a payment for Tax or is deprived of any credit, rebate, refund, relief, allowance, deduction or loss carried forward;

Tax Cost means all costs, and expenses incurred in managing an inquiry, disputing or contesting a Tax Demand, or conducting any litigation, dispute, process or similar action, in relation to Tax or Duty, but does not include a Tax or Duty;

Tax Demand means:

(a)	a Demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty for which the Seller may be liable under this agreement;

(b)	any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to Claim any Tax or Duty;

(c)	a notice to a contributing member of a Consolidated Group given under section 721-15(5) or (5A) of the ITAA 1997; or

(d)	lodgement of a Tax return or a request for an amendment under a Law about self-assessment of Tax;

Tax Law means any Law dealing with Tax;

Termination Date means 31 March 2013, being the date that the Company terminates the employment of the Employees under clause 8.2(a)(i);

Third Party means any person or entity (including a Governmental Agency) other than the Seller, the Buyer, the Company and the Guarantor;

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Third Party Claim means any Claim made or brought by a Third Party other than in relation to a Tax Demand; and

Warehouse Lease means the lease dated 30 January 2004 entered into by the Company (as lessee) pertaining to the premises known as 590 Waterdale Road, Heidelberg West, Victoria, the current term of which will expire on 31 January 2014.

1.2	Interpretation

In this agreement unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by Law and vice versa;

(e)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(f)	any reference to a party to this agreement includes its successors and permitted assigns;

(g)	any reference to any agreement or document includes that agreement or document as amended at any time;

(h)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(i)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(j)	except as otherwise provided in this agreement, an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(k)	except as otherwise provided in this agreement, an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally;

(l)	reference to an item is a reference to an item in the schedule to this agreement;

(m)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this agreement;

(n)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this agreement means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment;

(o)	reference to dollar or $ means the lawful currency of the Commonwealth of Australia at any time;

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(p)	when a thing is required to be done or money required to be paid under this agreement on a day which is not a Business Day, the thing must be done and the money paid on the immediately preceding Business Day;

(q)	reference to a statute includes all regulations and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated; and

(r)	time is of the essence for this agreement.

2.	Conditions

2.1	Conditions

Completion is conditional on:

	Condition	Party entitled to benefit

(a)	Gaming Business and Assets Sale Agreement – the Company entering into and completing prior to Completion, the Gaming Business and Assets Sale Agreement with Dolphin Products for the sale of the Gaming Business and the Gaming Assets. The Seller, the Buyer and the Company acknowledge that the Gaming Business and Assets Sale Agreement, when signed, will continue to bind the Company after the Completion (if occurs).	Seller

2.2	Waiver of Conditions

The Condition may only be waived in writing by the party entitled to the benefit of the Condition (as specified in relation to each Condition in the second column of the table in clause 2.1) and will be effective only to the extent set out in that waiver.

2.3	Conduct of the parties

Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled before 4.00 pm on the Condition Satisfaction Date.

2.4	Failure of Condition

A party which has complied with its obligations under clause 2.3 may terminate this agreement by giving notice in writing to the other parties if one or more Conditions are not fulfilled by 4.00 pm on the Condition Satisfaction Date.

2.5	Action on termination

If this agreement is terminated under clause 2.4 then, in addition to any other rights, powers or remedies provided by law:

(a)	each party is released from its obligations to further perform the agreement except for those obligations that are expressly stated to continue in force;

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(b)	each party retains any rights it has against any other in respect of any past breach; and

(c)	each of the parties must at its own cost do all acts and things, including the execution of all documents, necessary to reverse all actions taken under this agreement.

3.	Sale and purchase

3.1	Sale and purchase

The Seller as registered owner of the Shares, agrees to sell to the Buyer and the Buyer agrees to buy from the Seller the right, title and interest in the Shares:

(a)	free from Encumbrances;

(b)	with all rights attached to them as at Completion; and

(c)	with effect from Completion,

for the Purchase Price and otherwise on the terms and conditions of this agreement.

3.2	Title and property

Title to, property in and beneficial ownership of the Shares:

(a)	until Completion, remains solely with the Seller; and

(b)	passes to the Buyer with effect from Completion.

3.3	Excluded Items

Notwithstanding anything to the contrary contained herein, the parties agree that the following shall not be considered as part of the assets and/or liabilities of the Company (which otherwise will be treated as an inherent part of the Company to be sold to Buyer) with effect from Completion:

(a)	Gaming Business and Gaming Assets, the same shall be dealt with in accordance with clause 2.1;

(b)	the Holden Mould Sale Price, the same shall be dealt with in accordance with clause 9.5;

(c)	the Bank Guarantee Deposit, the same shall be dealt with in accordance with clause 9.5A;

(d)	the Shareholders’ Loan, the same shall be dealt with in accordance with clause 9.4;

(e)	the Cash Balance, the same shall be dealt with in accordance with clause 9.4;

(f)	the Committed Receipts, the same shall be dealt with in accordance with clause 9.4;

(g)	the Committed Payments, the same shall be dealt with in accordance with clause 9.4;

(h)	the Employee Entitlements, the same shall be dealt with in accordance with clause 8.2; and

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(i)	any payment of a share of clean energy subsidy to the Seller, the same shall be dealt with in accordance with clause 9.7;

(j)	all Intellectual Property rights owned by the Seller or any of the Seller’s Group Companies despite the same may have been used by the Company in its Ordinary Course of Business. The Seller agrees that it will sign (and if applicable, will procure the relevant Seller’s Group Company which owns the relevant Intellectual Property rights to sign) the Licence Agreement.

4.	Purchase Price

4.1	Payment

The Purchase Price for the Shares must be paid by the Buyer in accordance with Clause 6.3.

4.2	Cleared funds

The Purchase Price must be paid by bank cheque payable to the Seller or its nominees, or in any other manner agreed in writing between the Seller and the Buyer.

5.	Pre-completion dividend

The Seller agrees that it will not procure the Company to pay to the Seller any dividend at, or immediately prior to, Completion.

6.	Completion

6.1	Time and place

Completion will take place on or before 4.00 pm on the Completion Date at the offices of Gadens Lawyers, Level 25, 600 Bourke Street, Melbourne, VIC 3000 or at such other time and place agreed in writing by the parties.

6.2	Obligations of the Seller

At or before Completion, the Seller must:

(a)	deliver to the Buyer or its nominee completed transfers of the Shares executed by the Seller in favour of the Buyer or its nominee in registrable form (except for the payment of Duty or other Taxes of a similar nature) together with the relevant original share certificates (if any);

(b)	produce to the Buyer or its nominee any power of attorney or other authority under which the transfers of the Shares referred to in clause 6.2(a) are executed;

(c)	cause the board of directors of the Company to resolve that the transfer of the Shares (subject only to the payment of Duty or other Taxes of a similar nature on the transfer and payment by the Buyer under clause 6.3(b)) be approved and, if applicable, registered by the Company;

(d)	deliver to the Buyer the resolutions of directors of the Company referred to in clause 6.2(c);

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(e)	cause the resignation of each of the Retiring Officers from their respective positions of office at the Company with effect from Completion, such resignations to be on the basis that no Retiring Officer has any Claim against the Company for loss of office or otherwise, and deliver to the Buyer written resignations of the Retiring Officers;

(f)	cause the Incoming Officers to be appointed to their respective positions of office at the Company with effect from Completion;

(g)	deliver to the Buyer the resolutions of the directors of the Company resolving that:

(i)	each of the Incoming Officers be appointed to their respective positions of office at the relevant Company; and

(ii)	the resignation of the Retiring Officers from their respective positions of office at the relevant Company be accepted,

all with effect from Completion, but so that a properly constituted board of directors for the Company is in existence at all times;

(h)	deliver to the Buyer duly completed bank authorities directed to the bankers of the Company authorising the operation of each of its bank accounts by nominees of the Buyer and terminating the authority of each of the present signatories save and except that the signing authority of each of the present signatories of the Representatives of the Seller in relation to the Bank Guarantee Account will only be terminated (and the replacement with the authorisation of the operation of such account by nominees of the Buyer) after the Company:

(i)	is allowed to withdraw the Bank Guarantee Deposit in full (together with any interest accrued thereon); and

(ii)	has transmitted the same to such bank account as nominated by the Seller in writing;

(i)	deliver to the Buyer all Records (other than those (or copy thereof) which the Seller is entitled to retain under clause 6.5);

(j)	deliver to the Buyer the common seal (if any) of the Company;

(k)	do all other things necessary or desirable to transfer the Shares to the Buyer and to place the Buyer in effective control of the Company and the Business; and

(l)	deliver to the Buyer the Licence Agreement duly signed by the Seller and Elixir Gaming Technologies (Hong Kong) Limited registration number 1169921

6.3	Obligations of the Buyer

Subject to the Seller complying with its obligations under clause 6.2, the Buyer must at Completion:

(a)	execute such of the Completion documents referred to in clause 6.2 as need to be executed by the Buyer;

(b)	immediately pay the Purchase Price to the Seller in Immediately Available Funds without counterclaim or set-off; and

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(c)	deliver copies of the executed consents to act in their respective positions of office by the Incoming Officers.

6.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent and no party will be required to complete such transaction in part only and for the avoidance of doubt, the Buyer need not complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously; and

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

6.5	Records

The Seller may retain after Completion copies of any Records necessary for it to satisfy its internal reporting requirements, to comply with any applicable Law and to prepare Tax or other returns required of it by Law.

7.	Non-Compliance with Completion Obligations

If either the Seller or the Buyer (as the case may be) (Defaulting Party) does not comply with any of its Completion obligations under clause 6 at the time and in the manner required other than as a result by the other party (Non-Defaulting Party) may, without prejudice to any of its other rights or remedies available at Law or in equity:

(a)	terminate this agreement by written notice to the Defaulting Party;

(b)	if the non-compliance is related to a payment, require Default Interest to be paid by the Defaulting Party in accordance with clause 19;

(c)	stipulate, by written notice to the Defaulting Party, a new date for Completion, which will then be treated for all purposes as the Completion Date; or

(d)	effect Completion, so far as practicable, having regard to the defaults which have occurred, and in so doing either release or not release (at the Non-Defaulting Party’s election), the Defaulting Party from liability to comply as soon as possible with its Completion obligations under clause 6.

8.	Obligations on or prior to Completion

8.1	Carrying on the Business

(a)	Subject to clause 8.1(c) from the date of this agreement until Completion, the Seller shall procure that the Company:

(i)	maintains all current insurance policies in respect of the Company and the Business;

(ii)	does not enter into any commitment, contract or arrangement of a capital nature unless with the prior written consent of the Buyer;

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(iii)	subject to clause 2.1, does not dispose of the Business and Assets except for disposal made in the Ordinary Course of Business;

(iv)	does not increase, reduce, or otherwise change its issued capital or the rights attaching to its shares, including the rights attaching to the Shares;

(v)	does not issue any shares, stock units, debentures, convertible securities or other equity interests in the Company (including options or rights to acquire or subscribe for shares or other equities in the capital of the Company including, for the avoidance of doubt, over the Shares);

(vi)	does not redeem or buy back the Shares or agree to do so;

(vii)	does not change its constitution;

(viii)	does not give or agree to give any guarantee, indemnity or bond in respect of or to secure the obligations of any person except as requested or recommended by the Buyer or his Representatives in the Ordinary Course of Business;

(ix)	does not grant or agree to grant any debenture, mortgage, charge, security interest or other security over its Assets that is not already in place as at the date of this agreement, except as requested or recommended by the Buyer or his Representatives in the Ordinary Course of Business ;

(x)	does not enter into any new arrangement, or give another person any new option to share income or profits of the Business or the Company (including any joint venture, partnership or other profit sharing arrangement);

(xi)	does not grant an option to purchase or right of first refusal over the Business or its Assets;

(xii)	does not enter into any new loan agreement or make any other new financial accommodation;

(xiii)	does not borrow any money under any new facility or accept any form of new financial accommodation; and

(xiv)	does not declare or pay any dividend or declare or make any other distributions of its profits.

(b)	Subject to clause 8.1(c), from the date of this agreement until Completion, the Seller and Buyer shall jointly and severally in good faith procure that the Company:

(i)	carries on the Business in the Ordinary Course of Business;

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(ii)	does not enter into any commitment, contract or arrangement in the Ordinary Course of Business for any amount that exceeds $10,000 for each individual item of purchase or commitment unless with the prior written consent of the Seller or its Representatives. In this respect, the Seller, the Buyer and the Company agrees that they will jointly control, in good faith, the orders of all raw materials (whether in respect of Business or Gaming Business) and deliver all Finished Goods (whether in respect of Business or Gaming Business) according to the “monthly machine loading schedule” as prepared by the Buyer and the Company based on the monthly customer orders and delivery requirements (“Monthly Production Schedule”) and approved by the Seller or its Representatives (such approval not to be unreasonably withheld or delayed). The Buyer and the Company agree that they will submit the Monthly Production Schedule for the months of March and April 2013 to the Seller’s Representatives for approval on or before the end of February 2013;

(iii)	does not, without the prior written consent of the Seller, make any change to the terms and conditions of employment, remuneration or superannuation benefits of its directors, employees, commission agents or sales personnel ; and

(iv)	does not, without the prior written consent of the Seller, make any offers of employment .

(c)	Nothing in clause 8.1 restricts the Company from doing anything which is expressly contemplated by, or otherwise required to be done under, this agreement and/or the Gaming Business and Assets Sale Agreement.

8.2	Employees

(a)	The Parties agree that on or before the Completion Date, the Seller must procure the Company to:

(i)	terminate the employment of all Employees; and

(ii)	pay all Employee Entitlements from the Cash Balance.

(b)	The Seller acknowledges and agrees that if the Cash Balance is insufficient to pay the Employee Entitlements in full, the Seller shall grant further Shareholders’ Loans to the Company to enable the Company to pay the Employee Entitlements.

(c)	The Seller agrees that it will indemnify, defend and save harmless the Company, from and against any Claims arising out of or resulting from any such termination or redundancy provided that notwithstanding anything to the contrary contained herein the total liability of the Seller’s indemnity hereunder (together with any other liabilities of the Seller hereunder, if any) shall be limited to the limitations set forth in clause 11.7.

9.	Post Completion Obligations

9.1	Bank Guarantee Deposit

The parties acknowledge that:

(a)	the Bank Guarantee was procured by the Company with a fixed cash deposit of approximately $318,872.85 (Bank Guarantee Deposit) with the Bank; and

(b)	after the expiration of the current term of the Leases, the Company shall terminate the Bank Guarantee and withdraw at any time the entire amount of the Bank Guarantee Deposit, plus interest accrued thereon, from the Bank.

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9.2	Payment of rent by the Seller and rental from sublease

(a)	Subject to clause 9.3(b), the Buyer and the Seller agree that on and from Completion up to and including the expiry of the current term of the Leases (Relevant Period):

(i)	the Seller must pay the rent payable under the Leases during the Relevant Period in accordance with clause 9.2(b); and

(ii)	the Seller shall be entitled to all rental proceeds received by the Company from any sub-lease of the Leases during the Relevant Period and such proceeds shall either be paid directly by the Company to the Seller or by way of set-off of any payment obligations of the Seller (whether to the Buyer or to the Company) hereunder; and

(iii)	for the avoidance of doubt, if the Buyer and/or the Company renews the Leases or any of them beyond the current term of the Leases, the Seller shall not be responsible for the rent payable under such renewal term of the Leases.

(b)	The Seller may elect to pay the rent under clause 9.1(a) either to the Company (in Immediately Available Funds at least 2 Business Days before the date that the rent is due under the relevant Lease) or to the landlord directly (on or before the before the date that the rent is due under the relevant Lease). If the Seller elects to make the payment directly to the landlord under one or more of the Leases, the Seller must notify the Company of this election at least 2 Business Days before the date that the rent is due under the relevant Lease.

9.3	Evidence of payment of rent

(a)	Upon payment of any rent amount under clause 9.2, the Seller may request to receive an invoice and/or evidence of payment of the rent by the Company to each landlord under the respective Leases.

(b)	The Seller will not be required to pay the rent payable under a Lease during the remainder of the Relevant Period if, at any time after Completion:

(i)	the Seller has made a payment of rent under clause 9.2(a) to the Company but the Company has failed to transfer that rent amount to the landlord when due under the relevant Lease;

(ii)	the Buyer has committed any other material breach of this agreement and such breach is capable of rectification, but the Buyer fails to rectify the breach within 14 Business Days after being notified in writing by the Seller to do so; or

(iii)	the Company, or the occupant of the premises, is in breach of the Lease, other than as a result of the Seller failing to make payment of any rent amount as required pursuant to clause 9.2.

(c)	If the Seller's obligation to pay the rent ceases because of the operation of clause 9.3(b):

(i)	the Seller shall be entitled to, without prejudice to its other rights and remedies, Claim against the Buyer and the Company for immediate payment of an amount representing the full amount of the Bank Guarantee Deposit (together with any interest accrued thereon); and

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(ii)	the Seller shall, commencing from the date of the occurrence of the relevant event under clause 9.3(b), cease to be entitled to all rental proceeds from any sub-lease of the Leases during the remainder of the Relevant Period.

9.4	Account Settlement

(a)	Within sixty (60) days (or such other period as the Seller and Buyer may agree in writing) after the Completion Date (the last day of such period shall be referred to as the Account Settlement Date), the Seller and Buyer and/or their respective Representatives shall conduct a joint inspection and audit (whether in person or by exchange of email or other written documents) in good faith of the Records to determine and/or confirm the amounts of the Shareholders’ Loan, Cash Balance, Finished Goods, Committed Receipts, Committed Payments, the Employee Entitlements paid pursuant to clause 8.2 and any other relevant items including raw materials and work-in-progress. Each of the Seller and the Buyer shall be entitled to, at its own costs, engage external auditors to participate in such inspection and audit. In this respect, each of the Seller and Buyer agrees that it will provide the other party (including the auditors so engaged by the other party for the purpose of this clause) any relevant information and/or Record in its possession to facilitate the performance of such inspection and audit.

(b)	If the book value of all raw materials, work-in-progress and Finished Goods that relate to the Business as at Completion exceeds $300,000, the Company must pay to the Seller an amount equal to the book value of the relevant raw materials, work-in-progress and Finished Goods less $300,000 in accordance with clause 9.4(c)(i). For the avoidance of doubt, the parties acknowledge and agree that, any payment under this clause 9.4(b) shall constitute a Committed Receipts and will be dealt with under clause 9.4(c)(i).

(c)	The Buyer, Seller and the Company agree that on the Accounts Settlement Date:

(i)	the Company will deduct all Committed Payments from all Committed Receipts (except the Holden Mould Sale Price) and if, after the deduction:

(A)	there is a net positive balance remaining, the Company shall, and the Buyer shall procure the Company to, pay the surplus amount to the Seller (or an entity nominated by the Seller in writing) and such payment shall be deemed to be a repayment by the Company of the Shareholders’ Loan or part thereof; and

(B)	there is a negative balance remaining, the Seller shall pay the deficit amount to the Company in accordance with clause 9.4(c)(ii)(A);

(ii)	the Company shall, and the Buyer shall procure the Company, to:

(A)	in satisfaction of the Seller's obligation (if any) to make the payment under clause 9.4(c)(i)(B), deduct from the Cash Balance the deficit amount referred to in clause 9.4(c)(i)(B); and

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(B)	pay the balance of the Cash Balance (if any) to the Seller (or an entity nominated by the Seller in writing) and such repayment shall be deemed to be a repayment by the Company of the Shareholders’ Loan or part thereof;

(C)	deduct from or set off against the Shareholders' Loan remaining after any repayments in clauses 9.4(c)(i)(A) and 9.4(c)(ii)(B), the purchase price payable by Dolphin Products to the Company under the Gaming Business and Assets Sale Agreement; and

(iii)	the Seller shall:

(A)	consent to, and procure each of the relevant Seller's Group Companies to consent to, the deduction or off set in subclause (ii)(C) above; and

(B)	if (to the extent applicable) after the repayments and deduction or set off under sub-clause (ii) above, there is any Shareholders’ Loan remaining, the Seller will waive, and will procure each of the relevant Seller's Group Companies to waive in writing, the balance of the Shareholders Loan with effect from the Account Settlement Date.

(d)	Each of the parties (including the Company) shall bear its own costs in performing its obligations under clauses 9.4(b) and 9.4(c).

(e)	Any dispute arising between the parties under this clause 9.4 shall be dealt with under clause 19.

9.5	Holden Mould Sale Price

The Buyer confirms that, as at the date of this agreement, the production of the Holden Mould is almost complete and the Company shall, and the Buyer agrees and undertakes that it will procure the Company to:

(a)	at the Company’s costs on or prior to the Completion Date and at the Seller’s costs after the Completion Date, use its best efforts to complete the production of the Holden Mould and the delivery and billing of the Holden Mould as soon as reasonably practicable after Completion. All costs payable by the Seller under this clause 9.5(b) shall be paid by the Seller to the Company within 30 Business Days of the receipt by the Seller of the Company’s invoices;

(b)	keep the Seller informed, at such time as reasonably requested by the Seller of:

(i)	the production status of the Holden Mould;

(ii)	the costs incurred or expected to be incurred to complete the production of the Holden Mould (provided that such costs must be reasonable under all circumstances with reference to the costs incurred so far as at the time of Completion); and

(iii)	the payment status of the Holden Mould Sale Price and to provide all reasonable supporting documents to the Seller for perusal;

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(c)	as soon as reasonably practicable, inform the Seller or its Representatives in writing upon the Company’s receipt of the Holden Mould Sale Price or any part thereof and pay to the Seller the amount received, excluding any GST, to the Bank Deposit Account or to such other bank account as nominated by the Seller in writing without any counter-claim or set-off within 5 Business Days after the Company has received same; and

(d)	use reasonable efforts to collect the Holden Mould Sale Price.

9.5A Bank Guarantee and Bank Guarantee Account

(a)	The Buyer and the Company agree and undertake that:

(i)	the signing authority of each of the present signatories of the Representatives of the Seller in relation to the Bank Guarantee Account shall be maintained unless and until the relevant the Seller’s Representatives are able to withdraw the Bank Guarantee Deposit and the date that the Seller (or an entity nominated by the Seller in writing) has received the Holden Mould Sale Price in accordance with clause 9.5 and has transferred the same to such bank account as nominated by the Seller in writing;

(ii)	it will not procure or give any authorisation to the Bank to release the Bank Guarantee Deposit to any bank accounts of the Company other than the Bank Guarantee Account;

(iii)	subject to clauses 9.1 and 9.3 above, at any time after Completion, the Company will, and the Buyer will procure the Company to, at the Company's cost, comply with all terms and conditions of the Leases until the expiration of the current term of the Leases provided that, subject to this clause 9.5A(c) and 9.5A(d), the Seller must reimburse the Company within 30 Business Days of receipt by the Seller of an invoice from the Company, for all reasonable costs associated with reinstating the premises the subject of the Warehouse Lease to its original state;

(iv)	they will jointly and severally indemnify, defend and save harmless the Seller from and against any loss of the Bank Guarantee Deposit or any part thereof arising out of or resulting from any breach by the Buyer of subclause (iii) above; and

(v)	if the Company renews any of the Leases after the expiration of its current term, the Company will, and the Buyer will procure the Company to, whether at the Buyer’s or the Company’s costs, provide such replacement security as may be required by the relevant landlord of the Leases on a timely manner in order to facilitate the release of the Bank Guarantee

(b)	The Company must, prior to incurring any costs associated with reinstating the premises the subject of the Warehouse Lease to its original state, obtain the Seller's prior written approval, with such approval not to be unreasonably withheld.

(c)	The parties agree that the Seller is not required to reimburse the Company for any costs to the extent that those costs relate to any damage to the premises the subject of the Warehouse Lease arising after Completion as a result of any wilful or negligent act or omission of the Buyer, its representatives or invitees or other occupant of the premises.

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(d)	For the avoidance of doubt, the parties acknowledge and agree that the costs associated with reinstating the premises subject to the Factory Lease will be borne by the Company after Completion and such cost will not constitute part of the “Committed Payments” of the Company under this agreement.

9.6	Covenant to Assist

(a)	The Buyer acknowledges and understands that, following completion of the Gaming Business and Assets Sale Agreement, the Dolphin Products will relocate the Gaming Business and Gaming Assets to Hong Kong.

(b)	The Company agrees to provide, and the Buyer will procure the Company to provide, all reasonable assistance to Dolphin Products , upon Dolphin Products ’s or its Representatives’ written request, for the period of 3 months after the Completion Date or such other period as agreed between the Buyer (or the Company) and Dolphin Products from time to time.

(c)	Dolphin Products must pay to the Buyer and/or the Company a reasonable fee agreed to between Dolphin Products (or its Representatives) and the Buyer and/or the Company for such assistance.

9.7	Clean Energy Government Subsidy

(a)	The Buyer acknowledges and understands that, prior to the date of this agreement, the Seller has loaned to the Company funds to enable the Company to apply for the clean energy subsidy (or any form of grant equivalent thereto) (“Subsidy”) from the relevant Governmental Agency and such application may be adversely affected by the sale by the Company of the Gaming Business and Gaming Assets to Dolphin Products under the Gaming Business and Assets Sale Agreement and the related relocation by Dolphin Product of that business and assets to Hong Kong.

(b)	The parties agree that:

(i)	the Seller and the Buyer must procure the Company, at the Company’s costs, to continue with the relevant application after the date of this Agreement and provide any information reasonably requested by the Government authorities in relation to the status of such application;

(ii)	if the application process has not been completed prior to Completion, the Company shall, and the Buyer shall procure the Company to, complete the application process provided that all reasonable costs in connection thereto (subject to prior written approval by the Seller) shall be borne by the Seller;

(iii)	if the Subsidy is granted by the relevant Governmental Agency to the Company, the Company shall, and the Buyer shall procure the Company to, pay to the Seller, within 5 Business Days of receiving the Subsidy, the full amount of the Subsidy received provided that if, following receipt of the Subsidy by the Company, the relevant Governmental Agency notifies the Company that it was not entitled to all or any part of the Subsidy received for any reason whatsoever, and demands that the Company repay all or any part of the Subsidy, the Seller must pay to the Company the amount demanded by the relevant Governmental Agency, including any penalties and interest.

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10.	Seller Warranties

10.1	Seller Warranties

Subject to the qualifications and limitations set out in clauses 11 and 12.4, the Seller warrants and represents to the Buyer (or any person nominated by the Buyer under clause 15.1 but not to the Company) that each of the Seller Warranties is true and accurate (unless otherwise specified in that Seller Warranty) at the date of this agreement and will be true and accurate on the Completion Date.

10.2	Independent Warranties

Each of the Seller Warranties remains in full force and effect after Completion and is to be construed independently of the others and is not limited by reference to any other Seller Warranty.

10.3	Reliance

The Seller acknowledges that the Buyer has entered into this agreement and will complete this agreement in reliance on the Seller Warranties.

10.4	Indemnity for breach of Warranty

(a)	The Seller indemnifies the Buyer against any Loss suffered or incurred by the Buyer as a result of a breach of a Seller Warranty, except to the extent that the Seller Warranty or the Seller’s liability for the Loss are limited or qualified under clauses 11.7, 11.9 and 12.4.

(b)	For the purposes of determining a Loss suffered or incurred by the Buyer as a result of a breach of a Seller Warranty, Loss will include an amount that is necessary to put the Buyer or the relevant Company in the same position as if the Seller Warranty had been true and correct.

11.	Qualifications and limitations on Claims

11.1	Qualifications

The Seller Warranties are given subject to and are qualified by:

(a)	any matter expressly provided for by the terms of this agreement;

(b)	any matter or thing done or omitted to be done in accordance with any provision of this agreement or at the written request, or with the prior written approval, of the Buyer;

(c)	any exception or qualification disclosed in writing to the Buyer or any of its Representatives by or on behalf of the Seller prior to the date of this agreement (including any information in the Disclosure Material);

(d)	any information that would have been disclosed to the Buyer had the Buyer conducted searches prior to the date of this agreement of records open to public inspection maintained by ASIC, the Trade Marks Office, the Land Titles Office in each Australian State and Territory, any Governmental Agency, the High Court, the Federal Court and the Supreme Court in every State and Territory in Australia; and

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(e)	any information relating to the Company of which the Buyer has knowledge, actual or constructive, before the date of this agreement, whether as a result of the Buyer’s employment or engagement in the Company, the Buyer’s investigations into the affairs of the Company or otherwise, and the Buyer must not make a Claim, and it will not be a breach of the Seller Warranties if the facts, matters or circumstances giving rise to such Claim are subject to and qualified by this clause 11.1. For the purpose of this clause 11.1(e), any nominee appointed pursuant to clause 15.

11.2	Exclusions

The Buyer acknowledges and agrees with the Seller that:

(a)	subject to any Law to the contrary and except as provided in the Seller Warranties and this agreement, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded in relation to the Shares, the share capital of the Company, the Business, the Assets or this agreement, and the Seller disclaim all liability in relation to them, to the maximum extent permitted by Law;

(b)	without limiting clause 11.2(a), no representation, advice, warranty, undertaking, promise or forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Seller or any other person; or

(ii)	future matters, including future or forecast costs, prices, revenues or profits;

(c)	without limiting clauses 11.2(a) or 11.2(b), and except for the Seller Warranties (and the inducements and representations expressly set out in this agreement), no statement or representation:

(i)	has induced or influenced the Buyer to enter into this agreement or agree to any or all of its terms irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished;

(ii)	has been relied on in any way as being accurate by the Buyer;

(iii)	has been warranted to the Buyer as being true; or

(iv)	has been taken into account by the Buyer as being important to its decision to enter into this agreement or agree to any or all of its terms;

(d)	it has carried out its own investigations and has examined and acquainted itself concerning:

(i)	the contents of the Disclosure Material;

(ii)	the risks, contingencies and other circumstances which could affect its decision to enter into this agreement; and

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(iii)	the risks and uncertainties of the industry in which the Company operates and general economic, regulatory and other risks that impact on or could impact on the Company, its results, operations, financial position and prospects; and

(e)	the only person entitled to make a Claim for breach of a Seller Warranty under this agreement is the Buyer (or any person nominated by the Buyer under clause 15.1) and then only strictly in accordance with the terms of this agreement.

11.3	General

The Seller is not liable to the Buyer (or any person nominated by the Buyer under clause 15.1) for any Claim under or in relation to or arising out of this agreement, including a breach of a Seller Warranty:

(a)	if the Buyer has failed to comply with clauses 12.1(a), 12.2(a) or 12.3(a) (as the case may be);

(b)	if the Claim is wholly as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer after Completion;

(c)	if the Claim is as a result of or in respect of any legislation not in force at the date of this agreement (including legislation which takes effect retrospectively);

(d)	to the extent that the Claim arises or is increased as a result of an increase in the rates, or scope of Tax after Completion;

(e)	to the extent that the Claim arises or is increased as a result of any change in Accounting Standards after Completion;

(f)	to the extent that provision has been made for any fact, matter or circumstance giving rise to a Claim in the Accounts;

(g)	to the extent that the Claim arises or is increased by a contingent Loss, unless and until the Loss becomes an actual Loss and is due and payable;

(h)	if the Buyer was aware on or before the date of this agreement of any fact, matter or circumstance, which gives rise to or forms the basis of the Claim;

(i)	arising out of the cessation or alteration of the Business after Completion;

(j)	to the extent that the Claim arises or is increased by an unreasonable legal cost;

(k)	if the Claim is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Seller receives written notice of the Claim in accordance with clauses 12.1(a), 12.2(a) or 12.3(a) (as the case may be); or

(l)	to the extent that any payment in respect of a Claim is the subject of a Tax deduction in favour the Company.

11.4	Limitations in relation to Tax

(a)	The Seller is not liable under a Claim for any Loss suffered or incurred by the Buyer that:

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(i)	arises from the Company taking a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Company before Completion, unless the Company is required to adopt an inconsistent position to comply with a Tax Law; or

(ii)	arises from the Company’s failure to take any action after Completion required by, or that should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed), where such action has been reasonably requested by the Seller.

(b)	The Buyer must notify the Seller of any change described in clause 11.4(a) specifying the circumstances of the inconsistent position, at least 21 days before the Company adopts it.

11.5	Time limit on Claims

The Buyer may not make:

(a)	any Claim (other than a Tax Claim) under this agreement including for a breach of a Seller Warranty unless full details of the Claim (other than a Tax Claim) have been notified to the Seller in accordance with clauses 12.1(a), 12.2(a) or 12.3(a) (as the case may be) within 2 years of the Completion Date;

(b)	any Tax Claim under this agreement including for a breach of a Seller Warranty unless full details of any Tax Claim have been notified to the Seller in accordance with clauses 12.1(a), 12.2(a) or 12.3(a) (as the case may be) within 5 years of the Completion Date; and

(c)	any Claim, and such a Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn, unless any legal proceedings in connection with the Claim are commenced within twelve months after written notice of the Claim is served on the Seller in accordance with clauses 12.1(a), 12.2(a) or 12.3(a) (as the case may be).

11.6	Minimum amount of Claim

The Buyer may not make any Claim under this agreement including for a breach of a Seller Warranty:

(a)	if the amount of the Claim is less than $10,000; and

(b)	unless and until the aggregate amount of all Claims properly made under this agreement exceeds $25,000.

11.7	Maximum liability - aggregate

The Seller’s total liability for Loss suffered or incurred by the Buyer and/or the Company not excluded by clause 11.9 however caused (including in respect of the Seller Warranties, in contract, tort, (including negligence), under any statute or otherwise from or relating in any way to this agreement or its subject matter) is limited in aggregate for any and all Claims to $500,000.

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11.8	Insured Claim or loss

The Seller will not be liable for any Claim under or in relation to or arising out of this agreement including a breach of a Seller Warranty unless the Buyer has first caused the relevant Company to make a Claim under any insurance policy held by that Company which may cover that Claim and that Claim has been denied in whole or in part by the relevant insurer. If the Buyer has still incurred some Loss, that remaining amount will be the amount of the Buyer’s Loss for the purposes of this agreement.

11.9	Exclusion of consequential liability

The Seller and Dolphin Products exclude all liability for indirect and consequential Loss (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this agreement or its subject matter.

11.10	Act or omission after Completion

The Seller’s liability to the Buyer for Loss incurred or suffered by the Buyer in contract, tort (including negligence), under any statute or in relation to or arising out of this agreement, including a breach of a Seller Warranty, will be reduced to the extent that the Claim arises as a result of or in connection with any act or omission after Completion by the Buyer or the Company (unless such act or omission was, or was not, undertaken in reliance on a Seller Warranty).

11.11	Obligation to mitigate

Nothing in this clause 11 in any way restricts or limits the general obligation at Law of the Buyer to mitigate any Loss which it may incur in consequence of any breach by the Seller of the terms of this agreement including a breach of a Seller Warranty. If the Buyer does not comply with this clause 11.11 and compliance with this clause 11.11 would have mitigated the Loss, the Seller is not liable for the amount by which the Loss would have been reduced.

11.12	Recovery

Where the Buyer is or may be entitled to recover from a Third Party any sum in respect of any matter or event which could give rise to a Claim (Recovered Sum), the Buyer will:

(a)	use its best endeavours to recover that sum before making the Claim;

(b)	keep the Seller at all times fully and promptly informed of the conduct of such recovery; and

(c)	reduce the amount of the Claim by the amount of the Recovered Sum.

If the recovery is delayed until after the Claim has been paid by the Seller to the Buyer, the Recovered Sum will be paid by the Buyer to the Seller immediately following the Buyer receiving the Recovered Sum.

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11.13	Sole Remedy

The sole remedy of the Buyer for a breach of any of the Seller Warranties is for damages in accordance with the terms of this agreement, and in no event will the Buyer be entitled to rescind or terminate this agreement for a breach of any of the Seller Warranties.

11.14	Effect of payment

(a)	A payment made by the Seller to the Buyer in respect of any Claim equal to or less than the Purchase Price will be an equal reduction of the Purchase Price for each Share sold by the Seller to the Buyer under this agreement.

(b)	Any payment (including a reimbursement) made by the Buyer to the Seller in respect of any Claim will be an equal increase of the Purchase Price for each Share sold by the Seller to the Buyer under this agreement.

11.15	Survival

The provisions of this clause 11 remain in full force and effect after Completion.

12.	Procedures for dealing with Claims

12.1	Notice of Claims

Except as otherwise provided in this clause 12, if the Buyer becomes aware of any fact, matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Seller Warranty:

(a)	the Buyer must give notice of the Claim to the Seller within 20 Business Days of becoming aware of such fact, matter or circumstance; and

(b)	the notice referred to in clause 12.1(a) must contain:

(i)	the facts, matters or circumstances that may give rise to the Claim against the Seller;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 12.1(b)(i) constitute a breach of this agreement, including a breach of a Seller Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, suffered or incurred by the Buyer and arising out of or resulting from the Claim against the Seller.

12.2	Third party Claims

If any fact, matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Seller Warranty, is a result of or in connection with a Third Party Claim then:

(a)	the Buyer must, within 20 Business Days of receiving notice from the Third Party or becoming aware of any fact, matter or circumstance in connection with the Third Party Claim that may give rise to a Claim against the Seller, give notice of the Claim to the Seller;

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(b)	the notice referred to in clause 12.2(a) must contain:

(i)	the facts, matters or circumstances that may give rise to the Claim against the Seller;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 12.2(b)(i) constitute a breach of this agreement including a breach of a Seller Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, suffered or incurred by the Buyer and arising out of or resulting from the Claim against the Seller;

(c)	the Buyer must not and must ensure that the Company does not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate or settle; or

(iii)	make any admission of liability or take any Action,

in relation to a Third Party Claim, or any matter which gives or may give rise to a Third Party Claim, that may lead to liability on the part of the Seller under a Claim without the prior consent of the Seller (which consent may be withheld by the Seller at their absolute discretion);

(d)	following receipt of the notice under clause 12.2(a), the Seller may at their election, by giving written notice to the Buyer within 20 Business Days from the date of receipt of the notice, assume control of the defence of the Third Party Claim, in which case:

(i)	the Buyer must promptly take, and must procure that the Company promptly takes, all Action reasonably requested by the Seller to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; and

(ii)	the Buyer must provide, and must procure that the Company provides, all reasonable assistance and co-operation as requested by the Seller in relation to the Third Party Claim including providing the Seller with any documents in its possession and signing all documents, authorities and directions which the Seller may reasonably require for the prosecution or advancement of any legal or other proceedings;

(iii)	the Buyer must do, and must procure that the Company does anything reasonably necessary or desirable to ensure that the Seller is subrogated to, and enjoy the benefit of, the rights of the Buyer or the Company in relation to any cross-claims with respect to the Third Party Claim and render such assistance as may be reasonably requested by the Seller for that purpose; and

(iv)	the Buyer must bear all the Company's cost in respect of the Third Party Claim; and

(e)	if the Seller does not elect to assume control of the defence of the Third Party Claim in accordance with clause 12.2(d), the Buyer may take such Action as the Buyer may decide to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim subject to and provided:

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(i)	the Buyer at reasonable and regular intervals provides the Seller with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Third Party Claim and the Buyer must not settle the Third Party Claim without the prior written approval of the Seller which must not be unreasonably withheld;

(ii)	the Buyer affords the Seller the opportunity to consult with the Buyer on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iii)	the Seller renders to the Buyer, at the Buyer’s expense, all such reasonable assistance as the Buyer may reasonably require in disputing any Claim.

12.3	Tax Demands

If any fact, matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Seller Warranty, is a result of or in connection with a Tax Demand then:

(a)	the Buyer must, within 20 Business Days of receiving notice of the Tax Demand or becoming aware of any fact, matter or circumstance in connection with the Tax Demand that may give rise to a Claim against the Seller, give notice of the Claim to the Seller;

(b)	the notice referred to in clause 12.3(a) must contain:

(i)	the facts, matters or circumstances that may give rise to the Claim against the Seller;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 12.3(b)(i) constitute a breach of this agreement including a breach of a Seller Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, suffered or incurred by the Buyer and arising out of or resulting from the Claim against the Seller;

(c)	the Buyer must not, and must ensure that the Company does not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate or settle; or

(iii)	make any admission or take any Action in relation to,

a Tax Demand that may lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval (which must not be unreasonably withheld or delayed);

(d)	following receipt of a notice under clause 12.3(a) in respect of a Claim that arises from or involves a Tax Demand, the Seller may, by written notice to the Buyer no later than 5 Business Days before the due date for payment of the relevant Tax or Duty advise the Buyer that it wishes to contest the Tax Demand;

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(e)	if the Seller does not advise the Buyer that they wish to contest the Tax Demand under clause 12.3(d), then the Seller must pay in Immediately Available Funds to the Buyer and as a reduction in the Purchase Price the amount notified by the Buyer as required to pay the Tax or Duty the subject of the Tax Demand by the later of:

(i)	2 Business Days before the due date for payment to the Governmental Agency; or

(ii)	10 Business Days after receipt of the notice given by the Buyer under clause 12.3(a);

(f)	If the Seller advises the Buyer that they wish to contest the Tax or Duty under clause 12.3(d) the subject of the Tax Demand then:

(i)	the Seller must pay the Buyer, in Immediately Available Funds and as a reduction in the Purchase Price, so much of the Tax or Duty as is required by the relevant Governmental Agency to be paid while any Disputing Action is being taken under this clause by the date that is the later of:

(A)	2 Business Days before the due date for payment to the Governmental Agency; and

(B)	10 Business Days after receipt of the notice given by the Buyer under clause 12.3(a); and

(ii)	at the Seller’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty takes such Disputing Action in a timely manner in relation to the Tax Demand as the Seller may reasonably require; and

(iii)	the Seller will bear all the costs associated with contesting the Tax Demand.

12.4	Buyer Breach

If the Buyer commits a breach of this clause 12, and that breach increases the liability of the Seller in respect of a Claim, then the Seller is not liable to the extent that the non-compliance has increased the amount of the Claim.

13.	Buyer Warranties

13.1	Representations

The Buyer represents and warrants to the Seller that each of the Buyer Warranties is true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

13.2	Independent Warranties

Each of the Buyer Warranties remains in full force and effect after Completion and is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

13.3	Reliance

The Buyer acknowledges that the Seller has entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

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13.4	Indemnity

The Buyer indemnifies the Seller against any Loss that the Seller may suffer or incur to the extent caused by any breach by the Buyer of this agreement or the Buyer Warranties.

14.	Confidentiality and publicity

14.1	Agreed announcement

A party may not make any public announcement relating to this agreement or the transactions contemplated by it (including the fact that the parties have executed this agreement) unless the other party has consented (such consent not to be unreasonably withheld or delayed) to the announcement, including the form and content of that disclosure, or unless the announcement would be permitted under an exemption in clauses 14.2(a)(vi) or 14.2(a)(viii).

Notwithstanding anything to the contrary contained herein, the Seller is not required to obtain any consent of Buyer to disclose the terms of this agreement or the transactions contemplated by it if such disclosure is required by the rules and practice of the applicable stock exchange and/or the relevant securities regulatory authority.

14.2	Confidentiality

(a)	Each party that is a recipient of Confidential Information (Recipient) must at all times:

(i)	maintain and take all steps necessary to maintain all Confidential Information in strictest confidence;

(ii)	use Confidential Information solely for the purpose of performing this agreement;

(iii)	not disclose or permit to be disclosed to any person any Confidential Information;

(iv)	not use for itself, use to the detriment of the other party or parties (as the case may be) (Discloser), or use in any way for profit any Confidential Information; and

(v)	keep a record of what copies have been made of Confidential Information and supply this information to the Discloser on request,

except:

(vi)	as required by Law; or

(vii)	the disclosure is required for use in legal proceedings regarding the agreement and the transactions contemplated by it;

(viii)	as is already or becomes public knowledge (as is able to be so demonstrated by documented evidence) otherwise than as a result of a breach of this clause 14 by the Recipient;

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(ix)	where the Seller wishes or is required to disclose to the members of advisory and investment committees of those entities or the funds on whose behalf any of them invests, but only if the disclosure is made on a confidential basis;

(x)	where the Seller wishes or is required to disclose to any company in their respective group of companies, but only if disclosure is made on a confidential basis; or

(xi)	as authorised in writing by the other party,

provided that the Recipient agrees to disclose only that part of the Confidential Information which is legally required to be disclosed or to comply with any Law, and to use reasonable efforts to obtain an assurance that the information disclosed will be treated confidentially. For the purpose of this clause 14.2, Confidential Information includes, where the Buyer is the Recipient, information of any kind relating to the Gaming Business.

(b)	To the extent reasonably required by this agreement (and, without limiting the effect of clause 14), a party may disclose Confidential Information only to such of its Representatives on a “need to know” basis, as is reasonably required for the implementation of this agreement, provided that the Recipient remains responsible for any act or omission of those Representatives which would constitute a breach of this agreement as if such Representatives were party to this agreement instead of the Recipient.

14.3	Confidential Information

Clause 14 applies with respect to Confidential Information of the Company (except to the extent that such Confidential Information relates to the Seller):

(a)	until Completion; or

(b)	for a period of five years after termination of this agreement,

whichever first occurs.

14.4	After termination

On termination of this agreement for any reason, the Recipient must stop, and must require its permitted disclosees to stop, using the Confidential Information of the Discloser and at the Discloser’s option:

(a)	return to the Discloser; or

(b)	destroy and certify in writing to the Discloser the destruction of; or

(c)	destroy and permit a Representative of the Discloser to witness the destruction of,

all Confidential Information in its possession or control.

14.5	Survival

The provisions of this clause 14 will survive any termination of this agreement and remain in full force and effect.

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15.	Guarantee from the Buyer

15.1	Nomination

(a)	This clause 15 shall only apply where the Buyer has nominated a nominee to purchase the Shares in accordance with this clause 15.1.

(b)	The Buyer may, at any time prior to 7 days before the Completion Date, nominate a substitute Buyer (the nominee) by delivering to the Seller a written notice completed by the Buyer and the nominee which nominates the nominee and acknowledges that the nominee will be liable for the due performance of the obligations of the Buyer under this agreement.

15.2	Payment and performance

The Guarantor unconditionally and irrevocably guarantee by way of continuing obligation to the Seller the due and punctual payment by the Buyer of any amount that the Buyer is required to pay under this agreement, and the due and proper performance by the Buyer of all its other obligations under this agreement.

15.3	Principal obligation

The liability of the Guarantor under this clause 15 will constitute a principal obligation of the Guarantor and not merely as a surety. Such liability will not be released or in any way affected in a manner prejudicial to the Seller by any granting of time, waiver, indulgence, concession, variation of this agreement, release or forbearance to sue by the Seller, or by any other act, omission, matter, circumstance or Law under which the Guarantor, as a surety only, would, but for the provisions of this clause 15, have been released from liability under this agreement.

15.4	Default by Buyer

If the Buyer fails to pay punctually any amount owing to the Seller under this agreement, or fails to perform punctually and properly any of its other obligations under this agreement, the Guarantor must, immediately after receiving written notice from the Seller specifying such failure or failures, pay the amount or perform the obligations (as the case requires) in terms of this agreement.

15.5	Extent of liability

The liability of the Guarantor under this clause 15 will remain in full force and effect until all amounts that the Buyer is required to pay, and all obligations that it is required to perform, under this agreement have been punctually and properly paid or performed (as the case requires) in terms of this agreement.

15.6	Recourse

The liability of the Guarantor under this clause 15 is in addition to, and not in substitution for, any other security or right that the Seller may have in respect of any amount payable, or obligation to be performed, by the Buyer, and may be enforced against the Guarantor without first having recourse to any such securities or rights and without first taking any action against the Buyer.

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15.7	Indemnity

In addition to its obligations under this clause 15, the Guarantor will indemnify the Seller against all Losses suffered or incurred by the Seller arising directly or indirectly out of the non-payment of any amount by the Buyer or any breach or non-fulfilment of any of its obligations contained or implied in this agreement.

15.8	Costs

The Guarantor must pay to the Seller, upon receipt from the Seller of written demand for such payment, all costs and expenses reasonably incurred by the Seller in enforcing any of the provisions of this clause 15.

16.	Guarantee from Dolphin Products

16.1	Payment and performance

Dolphin Products unconditionally and irrevocably guarantee by way of continuing obligation to the Buyer (or any person nominated by the Buyer under clause 15.1) the due and punctual payment by the Seller of any amount that the Seller is required to pay under this agreement, and the due and proper performance by the Seller of all its other obligations under this agreement.

16.2	Principal obligation

The liability of Dolphin Products under this clause 16 will constitute a principal obligation of Dolphin Products and not merely as a surety. Such liability will not be released or in any way affected in a manner prejudicial to the Buyer (or any person nominated by the Buyer under clause 15.1) by any granting of time, waiver, indulgence, concession, variation of this agreement, release or forbearance to sue by the Buyer (or any person nominated by the Buyer under clause 15.1), or by any other act, omission, matter, circumstance or Law under which Dolphin Products, as a surety only, would, but for the provisions of this clause 16, have been released from liability under this agreement.

16.3	Default by Seller

If the Seller fails to pay punctually any amount owing to the Buyer (or any person nominated by the Buyer under clause 15.1) under this agreement, or fails to perform punctually and properly any of its other obligations under this agreement, Dolphin Products must, immediately after receiving written notice from the Buyer (or any person nominated by the Buyer under clause 15.1) specifying such failure or failures, pay the amount or perform the obligations (as the case requires) in terms of this agreement.

16.4	Extent of liability

The liability of Dolphin Products under this clause 16 will remain in full force and effect until all amounts that the Seller is required to pay, and all obligations that it is required to perform, under this agreement have been punctually and properly paid or performed (as the case requires) in terms of this agreement.

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16.5	Recourse

The liability of Dolphin Products under this clause 16 is in addition to, and not in substitution for, any other security or right that the Buyer (or any person nominated by the Buyer under clause 15.1) may have in respect of any amount payable, or obligation to be performed, by the Seller, and may be enforced against Dolphin Products without first having recourse to any such securities or rights and without first taking any action against the Seller.

16.6	Indemnity

In addition to its obligations under this clause 16, Dolphin Products will indemnify the Buyer (or any person nominated by the Buyer under clause 15.1) against all Losses suffered or incurred by the Buyer (or any person nominated by the Buyer under clause 15.1) arising directly or indirectly out of the non-payment of any amount by the Seller or any breach or non-fulfilment of any of its obligations contained or implied in this agreement.

16.7	Costs

Dolphin Products must pay to the Buyer (or any person nominated by the Buyer under clause 15.1), upon receipt from the Buyer (or any person nominated by the Buyer under clause 15.1) of written demand for such payment, all costs and expenses reasonably incurred by the Buyer (or any person nominated by the Buyer under clause 15.1) in enforcing any of the provisions of this clause 16.

17.	Restrictive covenant of Buyer

17.1	Undertaking

The Buyer undertakes to the Seller that the Buyer (or any person nominated by the Buyer under clause 15.1) will not, and will procure that each of its Representatives (which for the purpose of this clause, shall only mean the directors, officers and agents of the Buyer or any person nominated by the Buyer under clause 15.1) will not for the Restraint Period:

(a)	in the Restraint Gaming Business Area, engage in any Gaming Business or activity which is the same as or substantially similar to and competitive with the Gaming Business or any material part of it; or

(b)	interfere with the relationship between the Seller or the Seller’s Group Companies and its clients, customers or suppliers;

unless it is permitted to do so under a separate agreement in writing between the Seller or any of the Seller’s Group Companies and the Buyer (or any person nominated by the Buyer under clause 15.1) and/or upon Seller’s written request pursuant to clause 9.6.

17.2	Interpretation

Each covenant and restraint set out in clauses 17.1(a) and 17.1(b) has effect and is to be interpreted as a separate and independent covenant and restraint.

17.3	Severability

(a)	If any of the several separate and independent covenants and restraints in clause are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 17.1.

(b)	If any of the prohibitions or restrictions contained in this clause are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Gaming Business but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

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17.4	Restriction does not apply

The prohibitions and restrictions contained in clause 17.1 do not prohibit the Buyer (or any person nominated by the Buyer under clause 15.1) and its Representatives from holding up to a maximum of 5% of the shares of any corporation admitted to the official list of any applicable stock exchange.

17.5	Restrictions reasonable

The Buyer agrees that the prohibitions and restrictions set out in this clause are reasonable in the circumstances and necessary to protect the goodwill of the Gaming Business.

18.	Restrictive covenant of Seller

18.1	Undertaking

The Seller undertakes to the Buyer (or any person nominated by the Buyer under clause 15.1) that the Seller will not, and will procure that each of the Seller’s Group Companies, and the relevant Representatives (which for the purpose of this clause, shall only mean the directors, officers and agents of the Seller (or any of the Seller’s Group Companies) ) will not for the Restraint Period:

(a)	in the Restraint Business Area, engage in any Business or activity which is the same as or substantially similar to and competitive with the Business or any material part of it; or

(b)	interfere with the relationship between the Buyer (or any person nominated by the Buyer under clause 15.1) or the Company and its clients, customers or suppliers;

unless it is permitted to do so under an agreement in writing between the Seller and the Buyer (or any person nominated by the Buyer under clause 15.1).

18.2	Interpretation

Each covenant and restraint set out in clauses 18.1(a)and 18.1(b) has effect and is to be interpreted as a separate and independent covenant and restraint.

18.3	Severability

(a)	If any of the several separate and independent covenants and restraints in clause 18.1 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 18.1.

(b)	If any of the prohibitions or restrictions contained in this clause are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

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18.4	Restriction does not apply

The prohibitions and restrictions contained in clause 18.1 do not prohibit the Seller, the Seller’s Group Companies or their Representatives from holding up to a maximum of 5% of the shares of any corporation admitted to the official list of any applicable stock exchange.

18.5	Restrictions reasonable

The Seller agrees that the prohibitions and restrictions set out in this clause are reasonable in the circumstances and necessary to protect the goodwill of the Business.

19.	Dispute Resolution

19.1	No Proceedings

A party must not start court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of this Agreement (Dispute) unless that party has complied with this clause 19.

19.2	Notice

(a)	A party claiming that a Dispute has arisen in respect of this Agreement must notify the other party in writing of the details of the Dispute.

(b)	During the 14 day period after a notice is given under clause (a) (or such longer period as is agreed to in writing by the parties) (Initial Period) each party to the Dispute (Disputant) must use all reasonable endeavours to resolve the Dispute.

19.3	Mediation

If the Disputants are unable to resolve the Dispute within the Initial Period, each Disputant agrees that the Dispute must be first referred to mediation at the request of any Disputant to:

(a)	a mediator agreed by the parties; or

(b)	failing agreement, a mediator appointed by the Law Institute of Victoria.

19.4	Legal Proceedings

After the Initial Period, a Disputant who has complied with clause 19.3 may terminate the dispute resolution process by giving notice to each other Disputant and upon such termination may institute such legal proceedings as the Disputant deems appropriate.

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20.	Default interest

20.1	Failure to pay amount due

If any party does not pay any sum payable by that party under this agreement when it is due, that party will (without prejudice to any other rights or remedies available to the non-defaulting party under this agreement or at Law) pay Default Interest on that overdue sum from the date on which payment of that amount falls due until the date on which payment of the overdue amount is made in full. Default Interest will be calculated daily at the Default Interest Rate and will be compounded monthly.

21.	GST

21.1	GST

(a)	If GST is payable by a supplier (or by the representative member for a GST group of which the supplier is a member) on any supply made under or in relation to this agreement, the recipient must pay to the supplier an amount (GST Amount) equal to the GST payable on the supply. The GST Amount is payable by the recipient in addition to and at the same time as the net consideration for the supply.

(b)	If a party is required to make any payment or reimbursement, that payment or reimbursement must be reduced by the amount of any input tax credits or reduced input tax credits to which the other party (or the representative member for a GST group of which it is a member) is entitled for any acquisition relating to that payment or reimbursement.

(c)	This clause is subject to any other specific agreement regarding the payment of GST on supplies.

22.	General provisions

22.1	Costs

Each party must pay its own costs in relation to:

(a)	the negotiation, preparation, execution, performance, amendment or registration of, or any consent given or made; and

(b)	the performance of any action by that party in compliance with any liability arising,

under this agreement, or any agreement or document executed or effected under this agreement, unless this agreement provides otherwise.

22.2	Duties

The Seller and Buyer must pay all Duty in equal shares payable in relation to the execution, performance and registration of this agreement, or any other document executed or effected under this agreement.

22.3	Assignment

A party must not assign or transfer any right or liability under this agreement without the prior written consent of each other party, except (a) where this agreement provides otherwise or (b) the Seller shall be entitled at any time with prior notice to the Buyer (but without the requirement of seeking Buyer’s prior consent) to novate or assign any of its rights or obligations hereunder to any of the direct or indirect wholly-owned subsidiaries of Entertainment Gaming Asia Inc.

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22.4	Notices

(a)	Any notice or other communication (including any request, Demand, consent or approval) to or by a party to this agreement must be in legible writing and in English addressed to the relevant party’s address for service as set out in Schedule 8 (or as specified to the sender by any party by notice in accordance with this clause).

If the sender is a company, the notice or communication must be signed by an officer or under the common seal of the sender.

(b)	A notice or communication given in accordance with clause 22.4(a) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c)	Any notice or other communication to or by a party to this agreement is regarded as being given by the sender and received by the addressee:

(i)	if by delivery in person, when delivered to the addressee;

(ii)	if by post, 3 Business Days from and including the date of postage;

(iii)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery; or

(iv)	if sent by email, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5.00 pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

(d)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 22.4(c)(iii) and informs the sender that it is not legible.

(e)	In clause 22.4, reference to an addressee includes a reference to an addressee’s officers, agents or employees.

22.5	Governing law and jurisdiction

(a)	This agreement is governed by and construed under the Laws of the State of Victoria.

(b)	Any legal action in relation to this agreement against any party or its property may be brought in any court of competent jurisdiction in the State of Victoria.

(c)	Each party by execution of this agreement irrevocably, generally and unconditionally submits to the non-exclusive jurisdiction of any court specified in this clause in relation to both itself and its property.

22.6	Amendments

Any amendment to this agreement has no force or effect, unless effected by an agreement executed by the parties.

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22.7	Third parties

This agreement confers rights only upon a person expressed to be a party, and not upon any other person.

22.8	Pre-contractual negotiation

This agreement:

(a)	expresses and incorporates the entire agreement between the parties in relation to its subject matter and all the terms of that agreement; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, communication or agreement by or between the parties in relation to that subject matter or any term of that agreement.

22.9	Further assurance

Each party must execute any agreement and perform any action necessary to give full effect to this agreement, whether before or after performance of this agreement.

22.10	Continuing performance

(a)	The provisions of this agreement do not merge with any action performed or agreement executed by any party for the purposes of performance of this agreement.

(b)	Any representation in this agreement survives the execution of any agreement for the purposes of, and continues after, performance of this agreement.

(c)	Any indemnity agreed by any party under this agreement:

(i)	constitutes a liability of that party separate and independent from any other liability of that party under this agreement or any other agreement; and

(ii)	survives and continues after performance of this agreement.

22.11	Waivers

Any failure by any party to exercise any right under this agreement does not operate as a waiver and the single or partial exercise of any right by that party does not preclude any other or further exercise of that or any other right by that party.

22.12	Remedies

The rights of a party under this agreement are cumulative and not exclusive of any rights provided by Law.

22.13	Severability

Any provision of this agreement which is invalid in any jurisdiction is invalid in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this agreement or the validity of that provision in any other jurisdiction.

22.14	Counterparts

This agreement may be executed in any number of counterparts, all of which taken together are deemed to constitute one and the same agreement.

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Schedule 1 - Shares

3,000 fully paid ordinary shares held by Dolphin Advanced Technologies Pty Limited ACN 007 081 996, in Dolphin Products Proprietary Limited ACN 004 241 945.

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Schedule 2 – Company

Details of the Company

Name	Dolphin Products Proprietary Limited

ACN	004 241 945

Registered office	600 Waterdale Road, Heidelberg West, VIC 3081

Date of incorporation/ registration	15 January 1964

Share capital	$6,000.00

Directors	Eu Seng Teo

Yuk Man Chung

Cheong Yan Choi

Kin Ming Tsui

Secretary	No secretary appointed

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Schedule 3 - Completion Information

Company	Directors to resign	Secretaries to resign	Directors to be appointed	Secretaries to be appointed
Dolphin Products Proprietary Limited	Eu Seng Teo Yuk Man Chung Cheong Yan Choi Kin Ming Tsui	N/A	Mario Turcarelli and such other persons, if any, as nominated by Mario Turcarelli and notified to the Seller in writing	such person, if any, to be nominated by Mario Turcarelli and notified to the Seller in writing

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Schedule 4 – Seller Warranties

1.	Warranty 1 - Capacity of the Seller

1.1	The Seller has full authority and all necessary consents to enter into and perform this agreement.

1.2	The sale of the Shares under this agreement will not:

(a)	impose any Encumbrance on the Seller; or

(b)	put the Seller in breach of any obligation or agreement by which it is bound.

1.3	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the bankruptcy or winding up of the Seller;

(b)	Controller has been appointed in relation to all or any material assets of the Seller; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which a Seller is the mortgagor or chargor and no voluntary arrangement has been reached by a Seller with any of its creditors.

2.	Warranty 2 - Share capital

At the date of signing this agreement and at Completion:

(a)	the Seller is, and will be, the legal owner and entitled to dispose of the Shares specified opposite its name in Schedule 1; and

(b)	those Shares are and will continue:

(i)	to be fully paid and free and clear of any Encumbrance; and

(ii)	to comprise the entire issued share capital of the Company.

3.	Warranty 3 - The Company

3.1	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company;

(b)	Controller has been appointed in relation to all or any material Assets of the Company; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Company is the mortgagor or chargor.

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4.	Warranty 4 – Audited Accounts and Unaudited Accounts

4.1	The Accounts give a true and fair view of the financial position and affairs of the Company as at the Accounts Date and of the financial performance of the Company for the financial year ended on the Accounts Date.

4.2	As far as the Seller is aware, all unaudited balance sheets of the Company and all unaudited profit and loss statements of the Company (collectively “Unaudited Statements”) during the period between the Accounts Date up to the Completion give a true and fair view of the financial position and affairs of the Company as at the date of the relevant balance sheet and/or profit and loss statement.

5.	Warranty 5 – Accounts

5.1	Since the Accounts Date, other than the proposed sale of the Gaming Business and the Gaming Assets and the other excluded items as more particularly set forth in clause 3.3,

(a)	there has been no material adverse change in the Assets, liabilities, turnover, financial condition, trading position or, as far as the Seller is aware, to the prospects of the Business;

(b)	the Business has been carried on in the Ordinary Course of Business; and

(c)	the Company has not paid any dividends, made any distribution or otherwise paid any amount to its shareholders.

6.	Warranty 6 - Tax

6.1	The Company has complied with all obligations imposed on the Company in respect of the activities of the Company by any Tax Law.

6.2	The Company has paid, or the Accounts (and as far as the Seller is aware, all Unaudited Statements) provide for, all Tax (and as far as the Seller is aware, the Company has paid all Duty save and except that no warranty shall be given by the Seller for due payment of any Duty in respect of any agreements or documents that do not require the directors of the Seller to approve or sign) which the Company is or may become liable to pay in respect of the period up to and including the Accounts Date and the date of the relevant Unaudited Statements.

6.3	The Company has filed, lodged or submitted Tax returns and information regarding Tax matters in respect of the activities of the Company as required by Tax Law or requested by any Tax Authority.

6.4	The Company has maintained records and information required to support its Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law in respect of the activities of the Company.

6.5	Any information, notice, computation and return which has been submitted by the Company to any Tax Authority in respect of any Tax or Duty:

(a)	discloses material facts that must be disclosed under any Tax Law; and

(b)	is not misleading in any material respect.

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6.6	All amounts required by any Tax Law to be deducted by or on behalf of the Company from the salary or wages of employees or from any other amount (including, without limitation, amounts referred to in Division 11A of Part III of the Tax Act) have been deducted and, where appropriate, paid to the relevant Tax Authority in accordance with the relevant Law.

6.7	As far as the Seller is aware no Company has entered into or been a party to any transaction which contravenes, or may contravene, any anti-avoidance provisions of any Tax Law, including, but not limited to, Part IVA of the Tax Act.

6.8	As far as the Seller is aware, the Company is not involved in any audit, investigation or dispute with any Tax Authority and the Seller is not aware of any pending or threatened audit, investigation or dispute, or any circumstances or events which may give rise to such an audit, investigation or dispute regarding Tax relating to the Company.

7.	Warranty 7 - Business contracts

7.1	As far as the Seller is aware, there are no agreements, arrangements or understandings affecting the Company or the carrying on of the Business that are material to the operation of the Business and have not been disclosed in writing to the Buyer.

8.	Warranty 8 - Litigation

8.1	Except as disclosed and as far as the Seller is aware, there is:

(a)	no material Claim threatened or pending against the Company; and

(b)	no material fact, matter or circumstance likely to give rise to any material Claim against the Company.

8.2	There are no material unsatisfied or outstanding judgments, orders or awards affecting the Company.

8.3	No Company is currently involved in any material legal proceedings.

9.	Warranty 9 - Insurance

9.1	The Company's insurances will be current until Completion.

9.2	There are no outstanding material Claims made by the Company in respect of insurance policies that they hold.

9.3	No Company has received any notice from an insurer terminating or adversely impacting on its insurances.

10.	Warranty 10 - Compliance with statutory requirements

10.1	As far as the Seller is aware:

(a)	the Company has conducted the Business in all material respects in accordance with applicable Laws;

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(b)	the Company holds all statutory licences, consents, approvals and authorisations necessary for carrying on the Business;

(c)	the Company has complied with the terms of those licences, consents, approvals and authorisations;

(d)	no allegation has been made of any material breach of any applicable Law.

11.	Warranty 11 - Others

(a)	As far as the Seller is aware, the Company has complied with all the terms of the Leases up to and including the Completion Date and the Seller is not aware of any circumstances which may give rise to a breach of the terms of the Leases or may result in the landlord retaining the Bank Guarantee Deposit or any part thereof;

(b)	As far as the Seller is aware, the Company has complied with all contracts to which the Company is a party;

(c)	The Company is validly incorporated, has full power to own assets, incur liabilities and operate the Business and is duly registered and authorised to do business in every jurisdiction in which it operates the Business;

(d)	The Shares comprise the entire issued share capital of the Company;

(e)	No person has the right to subscribe for or acquire shares in the Company (other than the Buyer pursuant to the terms of this agreement);

(f)	The Company is not a member of partnership, does not act as trustee, nor does it have a permanent establishment outside Australia;

(g)	To the best of the Seller’s knowledge, the Company’s Accounts and Unaudited Statements have been prepared in accordance with the Accounting Standards, reflect the assets and liabilities of the Company and show a true and fair financial position of the Company as at the Accounts Date (in respect of the Accounts) and as at the date of the relevant Unaudited Statements; and

(h)	As far as the Seller is aware, all assets used in the Business are either legally owned by or lawfully leased or licensed to the Company and the Company is not in breach of any such lease or licence.

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Schedule 5 – Buyer Warranties

(a)	The Buyer has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

(b)	The entry into and performance of this agreement by the Buyer does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound;

(c)	This agreement constitutes valid and binding obligations upon the Buyer enforceable in accordance with its terms by appropriate legal remedy;

(d)	This agreement and Completion do not conflict with or result in a breach of or default under any provision of its constitution any material term or provision of any agreement, deed, writ, order, injunction, judgment, Law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)	No voluntary arrangement has been proposed or reached with any creditors of the Buyer;

(f)	The Buyer is able to pay its debts as and when they fall due; and

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Schedule 6 – Intellectual Property rights

1.	Trade marks

Trade Mark Number	Owner(s)	Lodgement Date	Status	Class(es)	Type	Gaming/ Automotive/ Both
1500937	Dolphin Advanced Technologies Pty Ltd	9 July 2012	Under Examination	12	Composite (Logo & Word)	Automotive

1044317	Dolphin Advanced Technologies Pty Ltd	3 March 2005	Registered/ Protected	28	Word	Gaming

1528641	Dolphin Advance Technologies Pty Ltd	29 November 2012	Indexing Approved	9, 10, 12, 13, 17	Composite	Both

2.	Domain name

DolphinProducts.com.au

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Schedule 7 – Gaming Assets (Plant and Equipment only)

Asset
Code	Description
128	2 OF MARS 4 READERS
129	MARS 4 READER 2 STD
130	CAVITY CHIP CLAMSHELL TOOL
211	YUSHIN ROBOTS (4
212	SUMITOMO 160
219	ABU GALAXY RFID INSERTS
220	CHIP TURNING MACHINE
221	GALAXY TOOLS
223	LOW PRESSURE DRYER
225	GALAXY TOOLS
227	CROWN MACAU CHIP TOOL
520	READER FCC ID: TVN-MARS-1
532	FY800 TEMPERATURE CONTROLLER
551	CITY OF DREAMS TOOL INSERTS
552	CHIP TURNING FIXTURES X 3
555	P1 STANDARD READER V4 - PDN
557	FILLING & CURE STATION MACHINE (4 POSITION
558	PLAQUE TOOLING
566	HEAVY DUTY BUFFING POLISHING MACHINE
567	EPILOG LEGEND 36 EXT-120 WATT LASER ENGRAVING MACHINE
581	PLAQUE TOOL MANUFACTURE
592	MODIFICATIONS TO CHIP TURNING MACHINE

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594	AUTOMATIC CHIP TURNING MACHINE
618	PLAQUE GRINDING MACHINE/ROBOTICS
618	WECO POLYCARBONATE DRG ATTACHED TO ROBOTIC PLAQUE GRINDING MACHINE
618	SENSORS ATTACHED TO ROBOTIC PLAQUE GRINDING MACHINE0000618
628	RFID PLACEMENT MACHINE
628	Upgrade of RFID placement machine
636	Fixturing and Programs to Plaque Robotic Grinding Cell
673	WITTMANN BATTENFELD JUNIOR2 GRANULATOR FOR GAMING PLAQUES & CHIPS
676	MINOR2 SCREENLESS GRANULATOR FOR NEW VERTICAL MOULDING MACHINE
681	New buffing machine-H/D buffing/polishing machine includes L&R tappered spindles
683	CURING EQUIPMENT-CURING LAMP DYMAX PC5000
683	CYLANDER FOR SEALANT-80 DIA AIR CYLANDER
683	UV ADHENSIVE PRESSURE POT & VACUUM PUMP
683	ASSEMBLY PRESSES INCLUDING AIR CYLANDER & FRAME WORK
683	JIGS, COMPONENTS AND ASSOCIATED ELECTRONICS FOR FILLING OPERATION
683	Installation charge for Luna's Gaming equipment
683	DISPENSING VALVE
689	Engel Victory vertical moulding machine
689	TOOLS FOR ENGEL VERTICAL MOULDING MACHINE T986/T987
689	Electrical work required for Vertical Moulding Machine-Power Supply and Installation of cables
689	200kg Hopper Dryer plus stand for Vertical Mouldinhg Machine

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689	100kg Hopper Dryer plus stand for Vertical Moulding Machine
690	Gaming tool for 27.3mm decal
701	TOOL FOR 31.8MM GAMING DECALS
702	TOOL FOR 22MM GAMING DECALS
705	OMNI BEAM 250 Laser Machining Centre for Plaque
706	Chip Transfer Station for Vertical Moulding Machine
708	MODULAR BASE INSERT 27MMX72 39MMX24 43MMX32
711	Plaque sealing & assembly station
712	Epilog mini laser engraving
Chip Turning Machine (2nd)
HAAS MDC500 Milling Machine

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Schedule 8 – Addresses for service of notices

Party	Address	Attention	Email	Facsimile

Seller	Prior to 1 April 2013 :	Clarence Chung	clarencechung @egt-group.com	(+852) 2521 0660)

	Unit 3705, 37/F., The Centrium, 60 Wyndham Street, Central, Hong Kong	Andy Tsui	andytsui@egt-group.com

On or after 1 April 2013 :

Unit C1, Ground Floor, Koon Wah Building, No.2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, New Territories, Hong Kong

Buyer	9 Newbridge Close, Dingley, Victoria, 3172	Mario Turcarelli	marioturcarelli@ dolphinproducts.com.au	+61 3 9455 3877

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Annexure A – Asset Sale Agreement – Gaming Business and Assets

55

Annexure B – Licence Agreement

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Executed as an Agreement.

Seller:

Executed by Dolphin Advanced Technologies

Pty Limited ACN 007 081 996 :

/s/ Clarence Chung	/s/ Andy Tsui
Signature of Director	Signature of Director

CLARENCE (YUK MAN) CHUNG	ANDY (KIN MING) TSUI
Name of Director	Name of Director

Buyer/Guarantor:

Signed sealed and delivered by

Mario RENZO Turcarelli in the presence of:

/s/ Margherita Barbati
Signature of Witness

MARGHERITA BARBATI
Name of Witness (Block Letters)

Address of Witness (Block Letters)

Financial Controller	/s/ Mario Renzo Turcarelli
Occupation of Witness (Block Letters)	Signature of Mario RENZO Turcarelli

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Company

Executed by Dolphin Products Pty Limited

ABN 54 004 241 945 :

/s/ Clarence Chung	/s/ Andy Tsui
Signature of Director	Signature of Director

CLARENCE (YUK MAN) CHUNG	ANDY (KIN MING) TSUI
Name of Director	Name of Director
(Block Letters)

/s/ Mario Renzo Turcarelli
Signature of General Manager

Mario RENZO Turcarelli

Dolphin Products

Executed by DOLPHIN PRODUCTS LIMITED

Registration number 1845713

/s/ Clarence Chung
Signature of Sole Director

CLARENCE (YUK MAN) CHUNG
Name of Director
(Block Letters)

58